Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 25, 2011, relating to the balance sheet of Health Advance Inc. as of July 31, 2011 and 2010 and the related statements of operations and comprehensive loss, stockholders' equity and cash flows for the year ended July 31, 2011 and for periods from the date of inception (April 14, 2010) to July 31, 2011 and 2010, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DNTW CHARTERED ACCOUNTANTS, LLP

Markham, Ontario, Canada

September 30, 2011